Exhibit 99.1
Reading International Announces 3rd Quarter
Earnings
• Revenue from ongoing operations was up 2.7% over the 2004 Quarter, to $24.8 million
• EBITDA (1) as reported, was $603,000 including one-time charge
Los Angeles, California, — (PR NEWSWIRE) – November 9, 2005 – Reading International, Inc. (AMEX: RDI) announced today results for its third quarter ended September 30, 2005.
Third Quarter 2005 Highlights
•	Purchase, for $1.9 million, of an office building in Melbourne, Australia to serve as our Australian headquarters. We believe that this acquisition will reduce our general and administrative rental expense, while providing us with ownership of an asset likely to appreciate over time.

•	Sale, for $515,000, of our Wilmington and Northern property, one of several remaining tracks of railroad land, all of which are considered non-core assets under our current business plan.

•	Purchase, for $9.0 million, of the tenant’s ground lease estate in our Cinemas 1, 2 & 3 property in Manhattan, to complete the assemblage of that 7,840 square foot site on 3rd Avenue.

•	Revenue from ongoing operations, at $24.8 million increased 2.7% compared to Q3 2004.

•	Reported EBITDA (1) at $603,000, includes a one-time charge of $1.1 million for our CEO’s bonus granted and approved this quarter by our compensation committee.
     As a subsequent event, on October 20, 2005, we opened our new Elizabeth cinema, an 8-screen complex in Adelaide, Australia. Also, effective October 01, 2005 we closed on the acquisition of a 50% interest in an unincorporated joint venture that owns and operates New

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as management believes it to be a relevant and useful measure to compare operating results among its properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Zealand’s principal art circuit – Rialto Cinemas. Rialto currently consists of 22 screens in five cinemas located in Auckland, Christchurch, Wellington, Dunedin and Hamilton. We simultaneously acquired a 1/3rd interest in Rialto Distribution, a company engaged in the distribution of art film product in New Zealand and Australia. The total purchase price for these interests was $5.2 million.
Third Quarter 2005 Discussion
     Continuing our stated objective to dispose of, or to put to alternative use, some or all of our interests in various operating assets, in order to maximize the value of such assets, we completed in the quarter, the following:
•	On September 26, 2005, we sold our Wilmington and Northern property for $515,000. This property was one of several remaining tracks of railroad land, all of which are considered non-core assets under our current business plan.

•	On September 19, 2005, we acquired the tenant’s ground lease estate that is currently between (i) our fee ownership of the underlying land and (ii) our current possessory interest as the tenant in the building and improvements constituting the Cinemas 1, 2 & 3 in Manhattan. This tenant’s ground lease interest was purchased from Sutton Hill Capital LLC (“SHC”) for a $9.0 million note payable. As SHC is a related party to our corporation, our Board’s Audit and Conflicts Committee, comprised entirely of outside independent directors, and subsequently our entire Board of Directors unanimously approved the purchase of the property. The Cinemas 1, 2 & 3 is located on 3rd Avenue between 59th and 60th Streets.
     Revenue from continuing operations (all information relating to sold assets is included in the tables that follow, under the headings marked “gain on disposal of business operations,” “loss from discontinued operations” and “adjustment for discontinued operations,” including prior year data which has been restated) increased from $24.2 million in Q3 2004 to $24.8 million in 2005, a 2.7% increase. This small increase was despite a continuing industry-wide lackluster film release schedule, in the cinema exhibition segment of our operations and was driven by the late-year 2004 acquisitions in Australia and New Zealand, especially in New Zealand where cinema revenue was up by $949,000 compared to the 2004 quarter. Real estate revenue in the US was up by approximately $145,000 driven primarily by our live theater rentals and in New Zealand was up by approximately $100,000 driven by the late-year 2004 real estate acquisitions made in conjunction with the purchase of the “Movieland” cinemas.
     As a percent of revenue, operating expense, at 75.1% in the 2005 quarter was slightly higher than the 74.2% in Q3 2004. The primary driver for this was a drop in per screen revenue, due to, in our view, lackluster product mix and the ongoing effects of the integration of the late-year 2004 acquisitions resulting in a higher cost/revenue mix.
     Depreciation and amortization was up $190,000 or 6.2%, from $3.1 million to $3.2 million for the 2005 quarter. This increase reflects the 2004 acquisitions of the “Anderson” and “Movieland” circuits.
     General and administrative expense grew $1.7 million or 43.7%, from $3.9 million to $5.6 million in the 2005 quarter. This increase was primarily due to a one-time charge of $1.1 million for our CEO’s bonus which was granted and approved this quarter by our compensation committee of the Board of Directors (as disclosed previously in our 8-K filing dated August 24, 2005), as well as higher legal expenditures with respect to the prosecution of our continuing anti-trust litigation in the US.

     The other significant driver that affected the 2005 quarter compared to the 2004 quarter was the increase in net interest expense which at $1.7 million in the 2005 quarter was $1.0 million higher than the 2004 quarter. This increase was primarily related to the increased borrowings in Australia and New Zealand used to effect the late-year 2004 cinema and real estate acquisitions, the acquisition of the ground lease interest and the acquisition of the new office in Australia for $1.9 million.
     As a result of the above, we reported a net loss of $4.6 million for the 2005 quarter compared to a loss of $2.2 million in the 2004 quarter. Our reported EBITDA (1) at $603,000 for the 2005 quarter was $1.8 million lower than the 2004 quarter of $2.4 million. This difference of $1.8 million can be explained as follows:

In Millions
One-time CEO bonus	$1.1
Litigation cost increase	$0.7

Difference	$1.8

Nine Month 2005 Summary
•	Revenue from continuing operations increased by 17.1% or $11.0 million, to $75.2 million in the nine months of 2005 compared to 2004, while the operating expense percentage increased slightly to 76.5% from 76.0%.

•	Depreciation and amortization increased by $935,000 to $9.4 million in 2005, driven primarily by the late-year cinema and real estate acquisitions in 2004.

•	General and administrative expense grew $2.7 million to $13.5 million in the 2005 period. This increase is predominantly due to the increase in legal expense in connection with the prosecution of our continuing anti-trust litigation in the US and the one-time bonus for our CEO.

•	Interest expense increased by $1.5 million to $3.3 million in 2005, due to increased borrowings and higher interest rates.

•	Other income decreased by $1.9 million to $1.0 million in 2005, primarily due to realized currency transaction gains in 2004, not repeated in 2005.

•	Income from discontinued operations at $12.2 million in 2005 was driven by the gain on sale of assets of $13.6 million reported last quarter in connection with our disposal of both our Puerto Rico circuit and our Glendale, California office building.
     As a result we reported a net income of $3.5 million for the 2005 nine months compared to a loss of $4.1 million in the 2004 nine months. Our reported EBITDA (1) at $17.5 million for the nine months of 2005 was $9.1 million higher than the 2004 nine months. Adjusting for the $13.6 million gain on sale of assets, our adjusted EBITDA (1) was $3.9 million compared to $8.3 million in the 2004 nine months. This difference of $4.4 million can be more than explained as follows:

In Millions
Litigation cost increase	$1.2
Income no longer received from discontinued operations	$1.8
CEO one-time bonus	$1.1
Realized currency transaction gain shortage	$1.2

Difference	$5.3

Balance Sheet
     Total assets at September 30, 2005 were $251.0 million compared to $230.2 million at December 31, 2004. The currency exchange rates for Australia and New Zealand as of September 30, 2005 were $0.7643 and $0.6938, respectively, and as of December 31, 2004, these rates were $0.7709 and $0.7125, respectively. As a result, currency had a negative effect on the balance sheet at September 30, 2005 compared to December 31, 2004.
     Our cash position at September 30, 2005 was $10.2 million compared to $12.3 million at December 31, 2004. The majority of the $2.1 million change related to the following transactions:
•	$10.3 million increase related to the sale of our Glendale Building;

•	$2.3 million increase related to the sale of our Puerto Rico cinema operation;

•	$515,000 increase in cash proceeds from the sale of our Wilmington and Northern property;

•	$1.0 million cash provided by a decrease in restricted cash; and

•	$25.7 million of new borrowings; offset by

•	$21.4 million of capital expenditures related to the on-going construction work on our Newmarket development;

•	$1.8 million related to the purchase of property and equipment in the U.S. and New Zealand;

•	$2.1 million of additional interest payments;

•	$905,000 additional capital contributions with respect to maintaining our 25% interest in 205-209 East 57th Street Associates, LLC; and

•	$11.8 million paid for the fee interest in the Cinemas 1, 2, 3 property in New York City.
     In addition, we have sufficient borrowing capacity under our new corporate facility from our Australian bank, to recoup substantially all of the working capital that we have invested in our 2004 Australian acquisition, if we so choose. At the present time we have approximately $21.1 million in undrawn funds under our Australian Corporate Credit Facility.
     As a result of the above, our negative working capital at $7.4 million compares to $6.8 million at December 31, 2004. Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.
     The resulting stockholders’ equity was $104.7 million at September 30, 2005 compared to $102.0 at December 31, 2004.

Real Estate Update
     205-209 East 57th Street Associates, LLC — During the first quarter of 2005, we increased our investment by $905,000 to $3.2 million in the 205-209 East 57th Street Associates, LLC (“57th Street Associates”). The increase in investment was done to maintain our 25% equity ownership in the joint venture, in light of certain higher than initially budgeted construction costs. Construction is currently anticipated to be complete by mid-2006, and condominium units in the project are currently being offered for sale. The managing member of 57th Street Associates reports that it now has under contract 61 out of 67 units, at an average selling price of $1,321 per square foot an increase of $221 per square foot (20.1%) from the project’s budget. We currently anticipate that construction will be completed and the sale of individual condominium units closed, during the second quarter of 2006.
     Newmarket Shopping Centre — We anticipate the opening of our 94,000 square foot Newmarket Shopping Centre, located in Brisbane, Australia, on or about November 28, 2005.
Subsequent Events
     Effective October 1, 2005, we purchased 100% of the stock of Rialto Entertainment, for $4.5 million. Rialto Entertainment is a 50% joint venture partner with Village Roadshow/SkyCity Cinemas in the largest art circuit in New Zealand. The joint venture owns five cinemas with 22 screens in Auckland, Christchurch, Wellington, Dunedin and Hamilton.
     Also, effective October 1, 2005, we acquired for $694,000 a 1/3rd interest in Rialto Distribution. Rialto Distribution, an unincorporated joint venture, is engaged in the business of distributing art film in New Zealand and Australia.
About Reading International, Inc.
     Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets. Our business consists primarily of:
•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•	the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.
     Reading manages its worldwide cinema business under various different brands:
•	in the United States, under the
o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/), and

o	City Cinemas brand (http://citycinemas.moviefone.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/);

•	in New Zealand, under the
o	Reading (http://www.readingcinemas.co.nz) and

o	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands; and
     Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared. No guarantees can be given that our expectation will in fact be realized, in whole or in part. You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.
     These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties. However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team. Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.
     Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:
•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o	The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o	The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”
•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
•	With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:
o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o	Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.
     The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.
     Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.
     Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.
     Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.” In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.
For more information, contact:
Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235 2240
[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Statements of Operations	2005	2004	2005	2004
Revenue	$24,809	$24,164	$75,186	$64,196
Operating expense
Cinema/real estate	18,624	17,923	57,523	48,771
Depreciation and amortization	3,242	3,052	9,409	8,474
General and administrative	5,600	3,896	13,479	10,791

Operating loss	(2,657)	(707)	(5,225)	(3,840)

Interest (expense), net	(1,743)	(691)	(3,316)	(1,774)
Other income	158	231	1,037	2,984
(Loss) income from discontinued operations	—	(533)	12,231	(461)
Income tax (expense)	(190)	(327)	(643)	(762)
Minority interest (expense)	(140)	(135)	(559)	(245)

Net (loss) income	$(4,572)	$(2,162)	$3,525	$(4,098)

Basic (loss) earnings per share	$(0.20)	$(0.10)	$0.16	$(0.19)

Diluted (loss) earnings per share	$(0.20)	$(0.10)	$0.16	$(0.19)

EBITDA*	603	2,385	17,461	8,346

EBITDA* change	(1,782)		9,115

*	EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).
Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net (loss) income	$(4,572)	$(2,162)	$3,525	$(4,098)
Add: Interest expense, net	1,743	691	3,316	1,774
Add: Income tax provision	190	327	643	762
Add: Depreciation and amortization	3,242	3,052	9,409	8,474
Adjustment for discontinued operations	—	477	568	1,434

EBITDA	$603	$2,385	$17,461	$8,346

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenue
Cinema	$21,429	$20,919	$64,328	$54,934
Real estate	3,380	3,245	10,858	9,262

	24,809	24,164	75,186	64,196

Operating expense
Cinema	17,140	16,327	52,375	43,842
Real estate	1,484	1,596	5,148	4,929
Depreciation and amortization	3,242	3,052	9,409	8,474
General and administrative	5,600	3,896	13,479	10,791

	27,466	24,871	80,411	68,036

Operating loss	(2,657)	(707)	(5,225)	(3,840)
Non-operating income (expense)
Interest income	40	190	149	785
Interest expense	(1,783)	(881)	(3,465)	(2,559)
(Loss) gain on sale of assets	(2)	2	(5)	129
Other (loss) income	(263)	(64)	29	1,500
Loss before minority interest expense, discontinued operations, income tax expense, and equity earnings of unconsolidated joint ventures	(4,665)	(1,460)	(8,517)	(3,985)
Minority interest expense	140	135	559	245

Loss from continuing operations	(4,805)	(1,595)	(9,076)	(4,230)
Discontinued operations:
Gain on disposal of business operations	—	—	13,610	—
Loss from discontinued operations	—	(533)	(1,379)	(461)

(Loss) income before income tax expense and equity earnings of unconsolidated joint ventures	(4,805)	(2,128)	3,155	(4,691)
Income tax expense	190	327	643	762

(Loss) income before equity earnings of unconsolidated joint ventures	(4,995)	(2,455)	2,512	(5,453)
Equity earnings of unconsolidated joint ventures	423	293	1,013	1,355

Net (loss) income	$(4,572)	$(2,162)	$3,525	$(4,098)

(Loss) earnings per common share — basic:
Loss from continuing operations	$(0.20)	$(0.08)	$(0.39)	$(0.17)
Income (loss) from discontinued operations, net	0.00	(0.02)	0.55	(0.02)

Basic (loss) earnings per share	$(0.20)	$(0.10)	$0.16	$(0.19)

Weighted average number of shares outstanding — basic	22,437,569	21,899,290	22,168,652	21,899,290

(Loss) earnings per common share — diluted:
Loss from continuing operations	$(0.20)	$(0.08)	$(0.39)	$(0.17)
Income (loss) from discontinued operations, net	0.00	(0.02)	0.55	(0.02)

Diluted (loss) earnings per share	$(0.20)	$(0.10)	$0.16	$(0.19)

Weighted average number of shares outstanding — diluted	22,437,569	21,899,290	22,168,652	21,899,290

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(dollars in thousands)

	September 30,	December 31,
	2005	2004

ASSETS
Cash and cash equivalents	$10,202	$12,292
Receivables	6,217	7,162
Inventory	562	720
Investment in marketable securities, at cost	108	29
Restricted cash	3	815
Assets held for sale	—	10,931
Prepaid and other current assets	2,286	2,181

Total current assets	19,378	34,130
Property & equipment, net	190,130	131,672
Property held for development	6,771	27,346
Investments in unconsolidated joint ventures	8,462	7,352
Capitalized leasing costs, net	16	20
Goodwill	13,644	13,816
Intangible assets, net	9,986	11,957
Other assets	2,662	3,933

Total assets	$251,049	$230,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued liabilities	$12,570	$12,335
Film rent payable	3,218	3,508
Notes payable — current portion	1,638	401
Income taxes payable	7,174	6,714
Deferred current revenue	2,092	2,177
Liabilities related to assets held for sale	—	15,210
Other current liabilities	69	599

Total current liabilities	26,761	40,944
Notes payable — long-term portion	90,552	67,664
Notes payable to related parties	14,000	5,000
Deferred non-current revenue	530	522
Other liabilities	11,079	10,615

Total liabilities	142,922	124,745

Commitments and contingencies	—	—
Minority interest in consolidated subsidiaries	3,470	3,470
Stockholders’ equity
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,461,983 issued and 20,983,708 outstanding at September 30, 2005 and 34,444,167 issued and 20,452,733 outstanding at December 31, 2004	210	205
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized, 2,148,745 issued and 1,495,490 outstanding at September 30, 2005 and 2,198,761 shares issued and 1,545,506 outstanding at December 31, 2004	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized	—	—
Additional paid-in capital	128,001	124,307
Accumulated deficit	(51,375)	(54,902)
Treasury shares	(3,515)	—
Accumulated other comprehensive income	31,321	32,386

Total stockholders’ equity	104,657	102,011

Total liabilities and stockholders’ equity	$251,049	$230,226